EXHIBIT 21.1
The GEO Group, Inc. Subsidiaries
GEO International Holdings, Inc.
GEO RE Holdings LLC
WCC Financial, Inc.
WCC Development, Inc.
WCC/FL/01, Inc.
WCC/FL/02, Inc.
GEO Design Services, Inc.
GEO Care, Inc.
The GEO Group UK Ltd.
Premier Custodial Development Ltd.
South African Custodial Holdings Pty Ltd.
GEO NZ Limited
The GEO Group Australasia Pty, Ltd.
GEO Australasia Pty, Ltd.
The GEO Group Australia Pty, Ltd.
Premier Employment Services Pty, Ltd.
Australasian Correctional Investment Pty, Ltd.
Pacific Rim Employment Pty, Ltd.
Strategic Healthcare Solutions Pty, Ltd.
Wackenhut Corrections Corporation N.V.
Canadian Correctional Management, Inc.
Miramichi Youth Center Management, Inc.
Wackenhut Corrections Puerto Rico, Inc.
Correctional Services Corporation
FF&E, Inc.
CPT Limited Partner LLC
CPT Operating Partnership LP
Correctional Properties Prison Finance LLC
Public Properties Development & Leasing LLC
GEO Holdings I, Inc.